Exhibit 99.1

Cross Country Healthcare Reports Second Quarter 2012 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 6, 2012--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $126.3 million in the second quarter ended June 30, 2012, essentially flat compared to both the prior year quarter and sequentially from the first quarter of 2012. The Company incurred a net loss in the second quarter of 2012 of $14.5 million, or $(0.47) per diluted share, which included a non-cash goodwill impairment charge of $12.0 million after-tax, or $(0.39) per diluted share. The goodwill impairment charge pertains entirely to the Company’s nurse and allied staffing business segment and results from the interim goodwill impairment test performed during the second quarter of 2012. Excluding the impairment charge, the adjusted net loss (a non-GAAP financial measure defined below) was $2.5 million, or $(0.08) per diluted share. In the same quarter of the prior year, the Company had revenue of $126.0 million and net income of $1.6 million, or $0.05 per diluted share. Cash flow from operations for the second quarter of 2012 was $2.4 million.

For the six months ended June 30, 2012, the Company generated revenue of $252.9 million and had a net loss of $15.1 million, or $(0.49) per diluted share. Excluding the impairment charge, the adjusted net loss for the first six months of 2012 was $3.1 million, or $(0.10) per diluted share. This compares to revenue of $248.1 million and net income of $1.8 million, or $0.06 per diluted share, in the first six months of the prior year. Cash flow from operations for the first six months of 2012 was $3.8 million.

“Second quarter revenue was below expectations due in large part to the delay of a scheduled, large electronic medical record (EMR) implementation project, which had been fully staffed by us. In addition, our earnings performance was below expectations because our cost structure was too high relative to our revenue and we experienced a larger than anticipated increase in direct costs in our nurse and allied staffing business,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Given our financial results, over the coming quarters we will be placing greater emphasis on bringing our cost structure into better alignment with our revenue and we will continue to press for higher bill rates to help offset some of the margin pressure we experienced relative to direct costs,” he added.

“While we have seen a very significant increase in demand since February lows, our nurse and allied contract booking activity in the second quarter did not immediately mirror this sharp upturn and we have only just begun to generate meaningful sequential booking momentum in the past two months. Furthermore, while our second quarter results in this segment were disappointing, since the end of the first quarter we have signed up managed service provider (MSP) accounts that we believe utilize more than $60 million annually in temporary nurse and allied labor, which should drive sequential momentum for the next several quarters as these accounts ramp up. Notably, we ended our most recent week with the highest number of open orders we have had since October 2008 and we continue to have a robust pipeline of potential MSP accounts and EMR implementations,” Mr. Boshart stated.

“Looking at our other staffing businesses, both the physician staffing and clinical trial services businesses – which combined accounted for 38% of total revenue – achieved year-over-year and sequential growth in the second quarter. Meanwhile, both businesses in our other human capital management services segment – which accounted for 8% of total revenue – were weaker than anticipated,” said Mr. Boshart.

Nurse and Allied Staffing

For the second quarter of 2012, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $67.6 million, reflecting a 1% decrease from the prior year quarter and a 3% decrease sequentially from the first quarter of 2012, both due primarily to lower staffing volume. Contribution income (defined as (loss) income from operations before depreciation, amortization, impairment charge and corporate expenses not specifically identified to a reporting segment) was $2.2 million, a decrease of 60% year-over-year and a 44% decrease sequentially. The contribution income margin (defined as a percentage of segment revenue) was 3.3% in the second quarter of 2012, a decrease of 500 basis points year-over-year and 250 basis points sequentially primarily due to higher insurance costs for field staff, higher SG&A expenses as a percent of revenue that included an increase in accruals for estimated state non-income based taxes and a decrease in our bill pay spread year-over-year.

Segment staffing volume decreased 1% from both the prior year quarter and sequentially. Travel staffing volume increased slightly year-over-year, but decreased 1% sequentially while per diem staffing volume decreased 10% year-over-year and 2% sequentially. The average revenue per FTE per day for the second quarter of 2012 was $306, a slight increase year-over-year, but a 2% decrease sequentially. The travel nurse staffing average hourly bill rate increased 1% year-over-year, but decreased 2% sequentially.

For the first six months of 2012, segment revenue increased 1% to $137.2 million from $135.1 million in the same period a year ago, while contribution income decreased 41% to $6.2 million from $10.6 million in the prior year period.

Physician Staffing

For the second quarter of 2012, the physician staffing business segment generated revenue of $30.9 million, an increase of 1% from the prior year quarter and a 6% increase sequentially from the second quarter of 2012. The year-over-year increase was due to higher revenue per day filled and the sequential increase resulted from higher staffing volume, in particular for hospitalists and emergency medicine physicians, along with higher revenue per day filled. Contribution income was $2.7 million, a decrease of 8% year-over-year, but an 11% increase sequentially. The contribution income margin was 8.7% in the second quarter of 2012, a decrease of 80 basis points from the prior year quarter due to higher provider costs and a change in the business mix. Sequentially, the contribution income margin improved 50 basis points due to improved operating leverage. Physician staffing days filled for the second quarter of 2012 was 21,447 days, a 1% decrease from the prior year quarter, but a 4% increase sequentially. Revenue per day filled for the second quarter of 2012 was $1,443, up 2% both year-over-year and sequentially.

For the first six months of 2012, segment revenue increased slightly to $60.2 million from $60.0 million in the same period a year ago, while contribution income decreased 10% to $5.1 million from $5.7 million in the prior year period.

Clinical Trial Services

For the second quarter of 2012, the clinical trial services segment generated revenue of $17.4 million, a 6% increase from the prior year quarter and a 3% increase sequentially from the first quarter of 2012. The year-over-year improvement was due to higher staffing volume and placement fees. The sequential improvement was due to higher staffing volume and placement fees that were partially offset by lower drug safety activity. Staffing services accounted for 94% of segment revenue. Contribution income was $1.6 million, a slight increase year-over-year and an 18% improvement sequentially. The contribution income margin was 9.0% in the second quarter, a decrease of 40 basis points from the prior year quarter primarily due to higher insurance expenses for field staff, partially offset by improved operating leverage. Sequentially, contribution income improved 120 basis points due to a reduced impact of estimated state non-income based tax accruals.

For the first six months of 2012, segment revenue increased 7% to $34.3 million from $32.1 million in the same period a year ago, while contribution income increased 1% to $2.9 million from $2.8 million in the prior year period.

Other Human Capital Management Services

For the second quarter of 2012, the other human capital management services business segment (education and training and retained search) generated revenue of $10.3 million, a 4% decrease from the prior year quarter and a 6% decrease from the prior quarter. The year-over-year decrease was primarily due to lower seminar attendance in the education and training business and lower sales volume in the retained search business. The sequential decrease was primarily related to lower revenue from the retained search business following a strong performance in the first quarter. Contribution income was $0.3 million, a 71% decrease year-over-year and a 75% decrease sequentially. The year-over-year and sequential decreases were primarily due to negative operating leverage, and included increased accruals for estimated state non-income based taxes.

For the first six months of 2012, segment revenue increased 2% to $21.3 million from $20.8 million in the same period a year ago, while contribution income increased slightly to $1.4 million from $1.3 million in the prior year period.

Debt Outstanding and Credit Facility

During the second quarter of 2012, the Company reduced its debt by $3.5 million in total from the end of the prior quarter. At June 30, 2012, the Company had $36.2 million of total debt on its balance sheet, and a debt, net of $6.2 million in cash and cash equivalents, to total capitalization ratio of 11.1%.

On July 10, 2012, the Company entered into a new 5-year $75.0 million credit agreement with Wells Fargo Bank and certain other lenders, which consists of a $50.0 million senior secured revolving credit facility and a $25.0 million term loan due July 10, 2017. The revolving line of credit and term loan each bear interest initially at LIBOR plus 200 basis points, with no LIBOR floor. The new credit facility provides an accordion feature to increase the revolving line of credit by up to $25.0 million. Proceeds were used to repay in full the Company’s prior term loan debt of $35.7 million and to pay related transaction costs.

Additional information regarding this new credit agreement can be obtained from the Company’s Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 13, 2012.

Stock Repurchase Program Update

During the second quarter of 2012, the Company did not repurchase any shares of its common stock. As of June 30, 2012, the Company can repurchase up to 942,443 shares of its common stock under its current Board authorization, subject to the terms of its credit agreement. Shares may be repurchased from time-to-time in the open market subject to the constraints of the Company’s credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At June 30, 2012, the Company had approximately 30.9 million shares outstanding.

Guidance for Third Quarter 2012

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, write-off of debt issuance costs or significant legal proceedings. For the third quarter of 2012, the Company expects:

  Revenue to be in the $126.0 million to $129.0 million range.
  Gross profit margin to be approximately 26.0%.
  Adjusted EBITDA margin to be in the 2.5% to 3.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be in the range of $0.01 to $0.03.

Quarterly Conference Call

The Company will hold its quarterly conference call on Tuesday, August 7, 2012, at 10:00 a.m. Eastern Time to discuss its second quarter 2012 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. From August 7th through August 21st, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available via telephone by calling 800-568-3705 in the U.S. or 203-369-3811 from non-U.S. locations – Passcode: 2012.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; as well as a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,100 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other Securities and Exchange Commission filings made during 2012.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2012		2011		2012		2012		2011

Revenue from services	$126,272		$126,042		$126,672		$252,944		$248,088
Operating expenses:
Direct operating expenses	94,405		91,433		93,068		187,473		180,503
Selling, general and administrative expenses (a)	30,742		29,475		31,120		61,862		58,346
Bad debt expense	281		(149)		111		392		89
Depreciation	1,559		1,804		1,593		3,152		3,645
Amortization	819		877		818		1,637		1,842
Impairment charge (b)	18,732		-		-		18,732		-
Total operating expenses	146,538		123,440		126,710		273,248		244,425
(Loss) income from operations	(20,266)		2,602		(38)		(20,304)		3,663
Other (income) expenses:
Foreign exchange (gain) loss	(153)		6		71		(82)		23
Interest expense	581		722		629		1,210		1,450
Other expense (income), net	133		(78)		36		169		(161)
(Loss) income before income taxes	(20,827)		1,952		(774)		(21,601)		2,351
Income tax (benefit) expense	(6,323)		379		(190)		(6,513)		571
Net (loss) income	$(14,504)		$1,573		$(584)		$(15,088)		$1,780

Net (loss) income per common share:
Basic	$(0.47)		$0.05		$(0.02)		$(0.49)		$0.06
Diluted	$(0.47)		$0.05		$(0.02)		$(0.49)		$0.06

Weighted average common shares outstanding:
Basic	30,799		31,148		30,766		30,783		31,126
Diluted	30,799		31,218		30,766		30,783		31,204

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted pretax (loss) income, Adjusted net (loss) income and Adjusted net (loss) income per diluted share (c) (d)
(Unaudited, amounts in thousands)

	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2012		2011		2012		2012		2011
(Loss) income from operations	$(20,266)		$2,602		$(38)		$(20,304)		$3,663
Depreciation	1,559		1,804		1,593		3,152		3,645
Amortization	819		877		818		1,637		1,842
Impairment charge (b)	18,732		-		-		18,732		-
Equity compensation	731		832		638		1,369		1,476
Adjusted EBITDA (c)	$1,575		$6,115		$3,011		$4,586		$10,626

Adjusted EBITDA Margin (c)	1.2%		4.9%		2.4%		1.8%		4.3%

(Loss) income before income taxes	$(20,827)		$1,952		$(774)		$(21,601)		$2,351
Impairment charge (b)	18,732		-		-		18,732		-
Adjusted pretax (loss) income (d)	(2,095)		1,952		(774)		(2,869)		2,351
Income tax (benefit) expense	(6,323)		379		(190)		(6,513)		571
Tax effect of impairment charge (b)	6,710		-		-		6,710		-
Adjusted net (loss) income (d)	$(2,482)		$1,573		$(584)		$(3,066)		$1,780

Net (loss) income per common share - diluted	$(0.47)		$0.05		$(0.02)		$(0.49)		$0.06
Less: Impairment charge, net of taxes, per diluted share	(0.39)		-		-		(0.39)		-
Adjusted net (loss) income per diluted share (d)	$(0.08)		$0.05		$(0.02)		$(0.10)		$0.06

Weighted average common shares outstanding used in the calculation of non-GAAP adjusted net (loss) income per diluted share	30,799		31,218		30,766		30,783		31,204

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets *
(Unaudited, amounts in thousands)

	June 30,		December 31,
	2012		2011
Assets
Current assets:
Cash and cash equivalents	$6,207		$10,648
Short-term cash investments	1,661		1,691
Accounts receivable, net	73,672		71,802
Deferred tax assets	11,264		10,401
Income taxes receivable	3,431		2,123
Prepaid expenses	6,992		7,441
Other current assets	637		701
Total current assets	103,864		104,807

Property and equipment, net	10,180		12,018
Trademarks, net	52,067		52,053
Goodwill, net	124,674		143,344
Other identifiable intangible assets, net	19,569		21,195
Debt issuance costs, net	832		1,199
Non-current deferred tax assets	4,807		-
Other long-term assets	1,257		1,294
Total assets	$317,250		$335,910

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,064		$9,018
Accrued employee compensation and benefits	17,570		16,332
Current portion of long-term debt	3,959		16,998
Other current liabilities	5,565		4,002
Total current liabilities	36,158		46,350
Long-term debt	32,269		25,048
Non-current deferred tax liabilities	-		58
Other long-term liabilities	14,345		15,154
Total liabilities	82,772		86,610

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	243,666		243,170
Accumulated other comprehensive loss	(3,603)		(3,373)
(Accumulated deficit) retained earnings	(5,588)		9,500
Total stockholders' equity	234,478		249,300
Total liabilities and stockholders' equity	$317,250		$335,910

Cross Country Healthcare, Inc.
Segment Data (e)
(Unaudited, amounts in thousands)

	Three Months Ended						Six Months Ended
	June 30,	% of Total	June 30,	% of Total	March 31,	% of Total	June 30,	% of Total	June 30,	% of Total
	2012		2011		2012		2012		2011

Revenue from services:

Nurse and allied staffing	$67,617	54%	$68,271	54%	$69,537	55%	$137,154	54%	$135,128	54%
Physician staffing	30,939	24%	30,603	24%	29,259	23%	60,198	24%	60,039	24%
Clinical trial services	17,425	14%	16,485	13%	16,872	13%	34,297	14%	32,117	13%
Other human capital management services	10,291	8%	10,683	9%	11,004	9%	21,295	8%	20,804	9%
	$126,272	100%	$126,042	100%	$126,672	100%	$252,944	100%	$248,088	100%

Contribution income (f)

Nurse and allied staffing	$2,242		$5,633		$3,999		$6,241		$10,644
Physician staffing	2,677		2,903		2,407		5,084		5,665
Clinical trial services	1,560		1,552		1,323		2,883		2,844
Other human capital management services	275		946		1,110		1,385		1,336
	6,754		11,034		8,839		15,593		20,489

Unallocated corporate overhead	5,910		5,751		6,466		12,376		11,339
Depreciation	1,559		1,804		1,593		3,152		3,645
Amortization	819		877		818		1,637		1,842
Impairment charge (b)	18,732		-		-		18,732		-
(Loss) income from operations	$(20,266)		$2,602		$(38)		$(20,304)		$3,663

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2012		2011		2012		2012		2011
Net cash provided by operating activities (in thousands)	$2,402		$10,003		$1,401		$3,803		$11,376

Nurse and allied staffing statistical data:
FTEs (g)	2,427		2,461		2,453		2,440		2,433
Days worked (h)	220,857		223,951		223,223		444,080		440,373
Average nurse and allied staffing revenue per FTE per day (i)	$306		$305		$312		$309		$307

Physician staffing statistical data:
Days filled (j)	21,447		21,737		20,617		42,064		42,405
Revenue per day filled (k)	$1,443		$1,408		$1,419		$1,431		$1,416

*Certain prior year amounts have been reclassified to conform to the current period's presentation.
(a) During the three and six months ended June 30, 2012, the Company recorded approximately $0.5 million and $0.8 million, respectively, of state sales and other non-income tax expenses due to revisions of estimated liabilites primarily for prior tax years. The Company had recorded approximately $0.3 million in the three months ended March 31, 2012 related to these matters. The Company is working with professional tax advisors and state authorities to resolve these matters.
(b) Impairment charge in the three and six months ended June 30, 2012, relates to the impairment of goodwill in the Company's nurse and allied staffing business segment, pursuant to the Intangibles-Goodwill and Other Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 350.
(c) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as (loss) income from operations before depreciation, amortization, impairment charge and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to (loss) income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(d) Adjusted pretax (loss) income, adjusted net (loss) income and adjusted net (loss) income per diluted share, non-GAAP financial measures, are defined as pretax (loss) income, net (loss) income, and net (loss) income per diluted shared before the non-cash impairment charge related to goodwill. Adjusted pretax (loss) income, adjusted net (loss) income and adjusted net (loss) income per diluted share should not be considered a measure of financial performance under GAAP and has been provided for consistency and comparability of the 2012 results with pretax (loss) income, net (loss) income and net (loss) income per diluted share in the prior periods.
(e) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(f) Defined as (loss) income from operations before depreciation, amortization, impairment charge and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(g) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(h) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(i) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(j) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(k) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com